RED OAK PARTNERS, LLC
               654 Broadway, Suite 5A | New York, New York 10012
              Telephone (212) 614-8952 | Facsimile (646) 390-6784




August 24, 2009


CLST Holdings, Inc.
17304 Preston Road, Suite 420
Dallas, Texas 75252
Attention: Robert A. Kaiser

Re:	Proposed Business at Annual Meeting

Dear Mr. Kaiser / Corporate Secretary:

We are sending you this notice to propose business for shareholder vote at the upcoming Annual Meeting, now scheduled for October 27, 2009. In accordance with requirements under Article 6 (B) of the Company's Certificate of Incorporation filed with the state of Delaware, enclosed is the required information for such notice:

Stockholder proposing business:
The Red Oak Fund, L.P.
Address:	654 Broadway, Suite 5, New York, NY 10012

The Red Oak Fund, L.P. ("RO Fund") is the registered holder at the above address of 1,000 shares [represented by certificate No._C5020] of common stock of CLST Holdings, Inc. ("CLST" or the "Company"), a Delaware corporation. The RO Fund also beneficially owns 3,341,106 shares of the common stock of SMTC. Our previous stockholder proposal letter dated March 19th, 2009, included Attachments as Exhibit A of true and correct copies of (i) Schedule 13D filing dated February 18, 2009 and (ii) an amendment dated March 3, 2009 to the
Schedule 13D serving as documentary evidence of RO Fund's current ownership interests. We refer you to those again as they have not changed, as well as to the certificate number referenced above. Red Oak Partners, LLC ("RO Partners") is the general partner of RO Fund, and David Sandberg is the managing member of RO Partners, such that RO Partners, the RO Fund, and David Sandberg have shared power to vote or direct the vote of, or to dispose or direct the disposition of the 3,341,106 shares of common stock held by RO Fund. The primary business of RO Fund is to make and manage investments as a hedge fund.

During the past five years RO Fund has not (1) filed a petition under federal bankruptcy laws or any state insolvency law, (2) been convicted in a criminal proceeding or been a named subject of a criminal proceeding (excluding traffic violations and other minor offices), (3) been found by any court or competent jurisdiction to have violated any federal or state securities law or federal commodities law, or (4) been the subject of any order, judgment or decree limiting him from engaging in any type of business practice or in any activity in connection with the purchase or sale of any security or commodity.

RO Fund intends to appear in person through its representatives or by proxy at the meeting to bring the business outlined below for the reasons outlined below:

1.	Red Oak intends to submit the following resolution to an advisory vote
	of the stockholders at the next annual meeting:

	RESOLVED, that the stockholders hereby request the board of directors to complete the dissolution approved at the stockholder meeting held in 2007.

2.	Red Oak intends to submit the following resolution for consideration
	and adoption at the next annual meeting of the stockholders:

	RESOLVED, that the stockholders hereby advise the board of directors that they do not approve of the transaction purportedly entered into as of November 10, 2008 whereby CLST Asset I, LLC, a wholly owned indirect subsidiary of the Company, entered into a purchase agreement to acquire the outstanding equity interest in FCC Investment Trust I and request the directors to take any available and appropriate actions.

3.	Red Oak intends to submit for stockholder consideration and approval at
	the next annual meeting of the Company's stockholders the following resolution:

	RESOLVED, that the stockholders hereby disapprove the 2008 long term incentive plan adopted by the board of directors and request the board of directors not to issue any additional share grants or option grants under such plan and request that the directors rescind their approval of such plan.

4.	At the next annual meeting of stockholders of the Corporation, Red Oak
	intends to submit for stockholder consideration and approval the following resolution:

	RESOLVED, that the stockholders hereby advise the board of directors that they disapprove of the transaction purportedly entered into as of December 12, 2008 pursuant to which CLST Asset Trust II, an indirect wholly owned subsidiary of the corporation, entered into a purchase agreement to acquire certain receivables on or before February 28, 2009 and request the directors to take any available and appropriate actions.

5.	Red Oak hereby advises the board of directors that it intends to
	introduce the following resolution for consideration and approval at the next annual meeting of stockholders:

	RESOLVED, that the stockholders advise the board of directors that they disapprove of the transactions purportedly entered into as of February 13, 2009 whereby CLST Asset III, LLC, an indirect wholly owned subsidiary of the Company purchased certain receivables, installment contracts and related assets owned by Fair Finance Company and request the directors to take any available and appropriate actions.


Very truly yours,

Red Oak Partners, LLC


By:	______________________
	David Sandberg
	Managing Member